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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHEVRON ISSUES INTERIM UPDATE FOR FIRST QUARTER 2012

SAN RAMON, Calif., April 10, 2012 – Chevron Corporation (NYSE: CVX) today reported in its interim update that earnings for the first quarter 2012 are expected to be higher than fourth quarter 2011. Upstream results are projected to improve between sequential quarters, benefiting from higher crude oil prices and lower operating expenses, partly offset by lower liftings. Downstream earnings in the first quarter are also expected to be higher, reflecting improved refining and chemicals margins, lower operating expenses, and gains on asset sales. Foreign exchange losses in the first quarter are expected to be higher than fourth quarter losses, most notably in the upstream segment.

Basis for Comparison in Interim Update

The interim update contains certain industry and company operating data for the first quarter 2012. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s full quarterly results to be reported on April 27, 2012. The reader should not place undue reliance on this data.

Readers are advised that portions of the commentary below compare results for the first two months of the first quarter 2012 to full fourth quarter 2011 results, as indicated.

UPSTREAM

The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings reflect actual liftings, which may differ from production due to the timing of cargoes and other factors.

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		2011				2012
		1Q	2Q	3Q	4Q	1Q thru Feb	1Q thru Mar
U.S. Upstream
Net Production:
Liquids	MBD	482	478	453	447	450	n/a
Natural Gas	MMCFD	1,270	1,299	1,260	1,290	1,170	n/a
Total Oil-Equivalent	MBOED	694	694	662	661	644	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	94.48	102.34	89.51	93.98	101.24	103.00
Avg. Midway Sunset Posted Price	$/Bbl	94.46	108.67	102.99	107.83	109.14	112.01
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	4.10	4.32	4.20	3.55	2.88	2.73
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	4.03	4.24	4.32	3.74	3.13	2.96
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	3.71	3.88	3.81	3.35	2.70	2.56

Average Realizations:
Crude	$/Bbl	93.39	108.80	101.27	105.37	105.65	n/a
Liquids	$/Bbl	89.14	103.63	96.75	100.65	99.71	n/a
Natural Gas	$/MCF	4.04	4.35	4.14	3.62	2.70	n/a

International Upstream
Net Production:
Liquids	MBD	1,428	1,388	1,353	1,369	1,339	n/a
Natural Gas	MMCFD	3,826	3,670	3,496	3,658	3,850	n/a
Total Oil Equivalent	MBOED	2,066	2,000	1,937	1,980	1,981	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	105.43	117.04	113.41	109.35	115.07	118.60

Average Realizations:
Liquids	$/Bbl	95.21	106.84	102.82	101.33	107.64	n/a
Natural Gas	$/MCF	5.03	5.49	5.50	5.55	5.82	n/a

1 The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.

U.S. net oil-equivalent production decreased 17,000 barrels per day during the first two months of the first quarter, reflecting the previously announced sale of Cook Inlet, Alaska assets at year-end 2011. International net oil-equivalent production during the first two months of the first quarter was comparable with fourth quarter 2011 results. As previously announced, production at the Frade field in Brazil was shut-in mid March, with the reservoir now under technical review. The impact to first quarter production is expected to be approximately 5,000 barrels per day. Ongoing, the impact is estimated to be 33,000 barrels per day that Frade remains shut-in. At this time, a production restart date is not available. However, the company’s 2012 production guidance remains unchanged.

U.S. crude oil realizations increased $0.28 per barrel during the first two months of the first quarter, while international liquids realizations increased $6.31, to $107.64 per barrel. U.S. natural gas realizations decreased $0.92 to $2.70 per thousand cubic feet, while international natural gas realizations increased by $0.27 per thousand cubic feet during the first two months of the first quarter.

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DOWNSTREAM

The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company will differ due to crude and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2011				2012
		1Q	2Q	3Q	4Q	1Q thru Feb	1Q thru Mar
Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast – Blended 5-3-1-1		17.68	19.41	14.31	14.45	18.93	19.64
U.S. Gulf Coast – Maya 5-3-1-1		24.48	27.72	24.45	11.84	17.76	20.56
Singapore – Dubai 3-1-1-1		7.91	9.00	10.39	8.77	10.89	9.73

Marketing Margins
U.S. West – Weighted DTW to Spot		3.87	7.26	5.07	5.39	2.40	4.16
U.S. East – Houston Mogas Rack to Spot		4.09	4.49	4.46	4.35	3.90	3.90
Asia-Pacific / Middle East / Africa		4.40	5.74	6.19	5.65	4.63	n/a

Actual Volumes:
U.S. Refinery Input	MBD	879	875	897	763	915	n/a
Int’l Refinery Input	MBD	1,032	1,017	882	805	812	n/a
U.S. Branded Mogas Sales	MBD	503	510	529	515	501	n/a

For the full first quarter, worldwide refining margins improved compared to fourth quarter 2011, while marketing margins decreased over the same period.

During the first two months of the first quarter, U.S. refinery crude-input volumes increased by 152,000 barrels per day, largely reflecting completion of a major turnaround at the Richmond, California refinery during the fourth quarter. International refinery crude-input volumes were up slightly compared to the fourth quarter.

International downstream earnings in the first quarter are expected to include a gain of approximately $200 million from assets sales primarily in Spain, reflecting continued portfolio rationalization efforts.

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ALL OTHER

The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $300 million and $400 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range. Total net charges in the first quarter are projected to be at the high end of the guidance range.

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NOTICE

Chevron’s discussion of first quarter 2012 earnings with security analysts will take place on Friday, April 27, 2012, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 29 through 31 of the company’s 2011 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.